                                  UNITED STATES
                         SECURITIES EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         COMMISSION FILE NUMBER 0-30746

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                 AMENDMENT #1 TO FORM S-8 FILED ON JULY 3, 2001.

                               TBX RESOURCES, INC.
                               -------------------
                 (Name of Small Business Issuer in its charter)

                        Texas           75-2592165
- --------------------------------------------------------------
         (State or other jurisdiction of    (I.R.S. Employer Identification No.)
         incorporation or organization)

 12300 Ford Road, Suite , Dallas, TX                 75234
(Address of principal executive offices)    (Zip Code)

         Tim Burroughs, 12300 Ford Road, Suite 265, Dallas, Texas 75234
           -----------------------------------------------------------
                     (Name and address of agent for service)

                                  972-243-2610
                                  ------------
          (Telephone number, including area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
Title of                              Proposed            Proposed        Amount
Securities            Amount           Maximum             Maximum          of
to be                  to be       Offering Price         Aggregate
Registered         Registered (1)     per Share (2)      Offering Price    Fee
--------------------------------------------------------------------------------
Common Stock      310,000 shares        $2.23            $691,300.00  $172.83**

* Pursuant to Rule 457, the offering price per unit was determined by taking the average of the bid and asked price for our common stock as of July 2, 2001.
** Previously paid on or about July 3, 2001.

                                     PART I
Item 1.  Plan Information.
Not applicable.

Item 2.  Registrant Information and Employee Plan Annual Information.
Not applicable.

                                     PART II

Item 3.  Incorporation of Documents by Reference.

The Registrant incorporates the following documents by reference in this
Registration Statement:

(a) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended
November 30, 2000, which was filed with the Securities and Exchange Commission on February 28, 2001;

(b) The Registrant's Quarterly Report on Form 10-QSB and all amendments thereto for the quarters ended February 28, 2001 and August 31, 2000, which were filed with the Securities and Exchange Commission on April 23,2001, and October 26,
2000, respectively;

(c) The Registrant's Reports on Form 8-KSB which were filed with the Securities and Exchange Commission on July 24, 2000.

(d)The Registrant's Articles of Incorporation and Amendments thereto, and the
Registrant's Bylaws;

(e) All other documents filed by Registrant after the date of this Registration
Statement under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange
Act of 1934, prior to the filing of a post-effective amendment to this
Registration Statement that registers securities covered hereunder that remain unsold.

Item 4.  Description of Securities.
The class of securities to be offered hereby is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. The Company's authorized capitalization is 100,000,000 shares of common stock, $.01 par value and 10,000,000 shares of preferred stock $0.01 par value. As of January 3, 2002, the Company had 20,006,847 shares of common stock outstanding and 0 shares of preferred stock outstanding.

Holders of the Company's Common Stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and therefore, holders of a majority of the outstanding shares of Common Stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any members to the board of directors. The Company's board of directors has authority, without action by the Company's shareholders, to issue all or any portion of the authorized but unissued shares of Common Stock, which would reduce the percentage ownership of the Company of its shareholders and which would dilute the book value of the Common Stock.

Shareholders of the Company have no preemptive rights to acquire additional shares of Common Stock. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the
Company, the shares of Common Stock are entitled to share equally in corporate assets after the satisfaction of all liabilities. Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. During the last two fiscal years the Company has not paid cash dividends on its Common
Stock and does not anticipate that it will pay cash dividends in the foreseeable future.

Item 5.  Interests of Named Experts and Counsel.
The Law Office of Hoge Carter Holmes, PLLC, has rendered legal services to the
Company. Such office is located at 4311 Oak Lawn Avenue, Suite 600, Dallas,
Texas 75219.

Item 6.  Indemnification of Officers and Directors.
Our Bylaws provide that we shall indemnify our officer or directors against expenses incurred in connection with the defense of any action in which they are made parties by reason of being our officers or directors except in relation to matters as to which such director or officer shall be adjudged in such action to be liable for negligence or misconduct in the performance of his duty. One of our officers or directors could take the position that this duty on our behalf to indemnify the director or officer may include the duty to indemnify the officer or director for the violation of securities laws.

Insofar as indemnification for liabilities arising under the Securities Act of
1933 may be permitted to our directors, officers and controlling persons pursuant to our Articles of Incorporation, Bylaws, Texas law or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons and the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Indemnification of Officers or persons controlling the corporation for liabilities arising under the Securities Act of 1933, as amended, is held to be against public policy by the Securities and Exchange Commission and therefore, unenforceable.

Item 7.  Exemption from Registration Claimed.
Not Applicable.

Item 8.  Exhibits

Exhibit           Description
5.0      Opinion of Hoge Carter Holmes PLLC
15.0A    Acknowledgement of Independent Certified Public Accountants
15.0B    Acknowledgement of Independent Certified Public Accountants
23.2A    Consent of Institute for Tax and Financial Services, Certified Public
             Accountants
23.2B    Consent of Institute for Tax and Financial Services, Certified Public
             Accountants

Item 9.  Undertakings.

A.       The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities
Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective  amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the
Registrant's annual report pursuant to section 13(a) or 15(d) of the Securities
Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the
Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the after has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing the Registration Statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on
January 7, 2002 by:

 (Registrant)

By:  /s/ Tim Burroughs                      Dated 1/7/02
-------------------------------------
Tim Burroughs, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration
Statement has been signed by the following persons in the capacities and in the
City of Dallas, Texas on January 7, 2002.

By:  /s/ Tim Burroughs                      Dated 1/7/02
-------------------------------------
Tim Burroughs -Director

By:  /s/ Joe Ayres                          Dated 1/7/02
-------------------------------------
Joe Ayres -Director